Exhibit 3(f)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

THE ALPINE GROUP, INC.

The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the corporation is:

The Alpine Group, Inc.

SECOND: The corporation hereby amends its Certificate of Incorporation as follows:

Article FOURTH of the Certificate of Incorporation is hereby amended to read, in its entirety, as follows:

FOURTH: Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue shall be fifty million (50,000,000) shares of Common Stock, of the par value of ten cents ($.10) each, and five hundred thousand (500,000) shares of Preferred Stock, of the par value of one dollar ($1.00) each.

Preferred Stock. Shares of Preferred Stock may be issued from time to time in series and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series and to fix by resolution or resolutions the designations and the relative rights, preferences and limitations of the shares of each series and the variations and the relative rights, preferences and limitations as between series and to increase and to decrease the number of shares constituting each series, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware.

Common Stock. Subject to any preferential dividend rights applicable to shares of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

The holders of shares of Common Stock shall be entitled to vote on all matters to be voted upon by the stockholders generally at all meetings of the stockholders of the Corporation and shall be entitled to one vote for each share of the Common Stock held and entitled to vote at such meeting.

Effective at 6:00 p.m. (Eastern Time) on the effective date of the certificate of amendment adding this paragraph to the Certificate of Incorporation (the "Reverse Split Effective Time"), each share of the Common Stock, par value $.10 per share, of the Corporation outstanding at the Reverse Split Effective Time shall, without any action on the part of the holder thereof, automatically be reclassified and changed into one one-hundredth (1/100th) of a share of Common Stock, par value $.10 per share, of the Corporation; provided, however, that (i) if the foregoing reverse stock split (the "Reverse Split") would result in the account of any holder of Common Stock having a number of shares of Common Stock that is, in the aggregate, less than one (1) share ("Fractional Shares"), such Fractional Shares shall, without any action on the part of the holder thereof, automatically be canceled in the Reverse Split; and (ii) in the Reverse Split, all of the Fractional Shares shall automatically be converted into the right to receive the Trading Value thereof upon surrender by the holder thereof of the certificate or certificates representing such Fractional Shares. For purposes hereof, the term "Trading Value" of any Fractional Shares shall mean the product of: (A) the average of the closing sale prices, as quoted on the OTC Bulletin Board, per share of the Common Stock on each of the twenty (20) consecutive trading days that ends with the trading day that immediately precedes the date of the Reverse Split Effective Time, multiplied by (B) the number of shares of Common Stock that were converted into such Fractional Shares as a result of the Reverse Split. From and after the Reverse Split Effective Time, each holder of Fractional Shares shall have no further interest as a stockholder in the Corporation in respect of such Fractional Shares.

Effective at 6:01 p.m. (Eastern Time) on the effective date of the certificate of amendment adding this paragraph to the Certificate of Incorporation (the "Forward Split Effective Time"): (i) each whole share of the Common Stock, par value $.10 per share, of the Corporation outstanding at the Forward Split Effective Time (after giving effect to the Reverse Split at the Reverse Split Effective Time) shall, without any action on the part of the holder thereof, automatically be reclassified and changed into one hundred (100) shares of Common Stock, par value $.10 per share, of the Corporation; and (ii) fractions of a share outstanding at the Forward Split Effective Time (after giving effect to the Reverse Split at the Reverse Split Effective Time) shall, without any action of the part of the holder thereof, be proportionately reclassified and changed.

THIRD: The written amendment effected herein has been duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this certificate and affirms that the statements made herein are true under the penalties of perjury this 29th day of December 2004.

THE ALPINE GROUP, INC.

By: /s/ Stewart H. Wahrsager
Name: Stewart H. Wahrsager
Title: Senior Vice-President,
General Counsel and
Corporate Secretary